UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  March 14, 2007

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.   Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about April 16, 2007.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 4, 5, 6, 8, 9, 10, 11, 12, 13, 18, 22, 28, 29, 30, 32, 33, 34, 35, 38, 39, 40, 42, 43, 44, 45 and 46 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH FEBRUARY 15, 2007

1.     Operating income combined in the Far East and Australia/ New Zealand declined by about 4% during the fourth quarter after rising 17% y-o-y in 3Q.  Gross yields were also down 90bp and 670bp y-o-y in these two regions.  Discuss the drivers of the deteriorating operating performance.  When do you expect to see positive y-o-y EBIT in the Far East again?

“Drivers of deterioration” seems to us to be kind of an overstated use of alliteration.  However, your question about Asia and Australia/New Zealand’s comparable 4th quarter performance in 2006 versus 2005 is certainly worthy of comment.

While it is true, that in Asia, the 4th quarter 2006 figures were less on a year-over-year comparison basis ($45.7 million versus $46.9 million), there are some internal and external factors that somewhat explain this shift:

•                  The re-alignment of management fees charged in at least one Asian joint venture between 2005 and 2006. This had the impact of charging more expense to that operation in 2006, and consequently the Asian region, than would have been recorded had it been done consistently with how that fee was charged in 2005—while in and of itself, it wasn’t terribly significant—(we calculated it to be approximately $1,100,000).

•                  Freight volumes, while good, had a long way to go to be as far up year-over-year in 2006 versus 2005. Sometimes you get two years in one.

•                  Market conditions in December 2006 were much different from December 2005, possibly because of the timing of Chinese New Year (mid to late January in 2005 verses mid February 2006).  The added “run-up” of airfreight that occurred in December 2005 just wasn’t there.  The carriers did a very good job of managing space, hence, there was not a lot of ability to take advantage of any short-term buy side softness AND, in fact, the carriers actually raised rates somewhat in a manner that passing the rates on wasn’t commercially possible in the time left in the season.  This compacted rates, albeit marginally.  Mathematically you can calculate the reduced net revenue per kilo impact, slight as it was, to have cost approximately $1,700,000 that we would have had, had we been able to maintain the same yields as in 2005.  While that seems like a significant number…and we’re not downplaying that we’d have rather had the $1,700,000 than not had it, that is the part of “the market” that lady luck didn’t shower on us this year.  To quote a stockbroker acquaintance of ours, “Somedays you get the Bear, somedays the Bear gets you!”  From our perspective, if the worse the Bear gets us is $1,700,000 out of $122,884,000 of quarter net airfreight revenue, we’re thinking that’s more the swipe of a paw that took a sliver off our backside as opposed to the shredding of a vital limb or organ—painful, but motivational.  The good side of the wounded backside analogy is that while it might be a little painful, it keeps you from sitting down, so you have to keep moving, and so we have.  To quote one of our favorites, Winston Churchill, who was commenting on his combat experiences in World War I…”There is nothing more exhilarating than to be shot at without result.”

To further address your questions on operating margin, the fact that the operating margin based on net revenue was “down” to “only” 51.6% from 55.1% in 2005, to us is not particularly concerning.   When you have profitability efficiency of that magnitude, particularly considering what our competitors would record, focusing on the difference between 55.1% operating income as a percentage of net revenue and 51.6% of net revenue is a little bit like criticizing Asafa Powell, the current 100 meter world record holder, for not breaking a world record in the first race after his record-breaking run.  Not that we’re claiming that 55.1% is record breaking—but it’s pretty darn good—as is 51.6%.   If one were to go back and dust off their 2004 4th quarter press release and look at the business segment information contained there-in, one would see that at that time, this ratio of operating income as a percentage of net revenue was 48.7%—and that would of course be before FAS 123R was applied to expense stock options.  The margins in this instance are a lot less meaningful than the fact that the year-over-year increases in freight volumes in the 4th quarter of 2006 versus 2005 were less than the year-over-year volume increases in the 4th quarter of 2005 versus 2004.

Not to overplay a familiar refrain, but 2005’s 4th quarter was a tremendous quarter for Asia—being up in excess of 50% from 2004.  Whether you want to say that the 2005 operating margin of 55.1% was “wind-aided” or not, we don’t think that the margin story here is where we’d focus our attention and we don’t see any cause for concern.

2.     Several large multi-year containership contracts with the large U.S. railroads are coming up for renewal during 2007 that will lead to materially higher costs for the containerships in transporting goods once they arrive at the ports’ in-land gateway to cities in the Mid or South West. Do you expect these material increases in rail costs (the final miles from Asia if you will) to pressure EXPD’s ocean yields in some manner during 2007 or conversely is this an opportunity for airfreight to take back some market share from the ocean?

Given that any increases that could result from rail contract re-negotiation would impact everyone, we think that the dynamics of this development are really quite simple—it is just like any other cost increase.  We don’t expect that it will put significant pressure, if any, on our ocean yields.  There could be some transitional impact, but how we can’t quantify.  We don’t expect this to be a big profitability issue at this point.  The bottom line argument here is that things have to move “from over there to over here” and higher costs from higher rail contracts are a market reality, not a trumped up justification to increase freight billings.  Anyone who has their own car and fills it with gas every week, particularly someone who bought an SUV about 5 years ago when gas was $1.25 per gallon, is keenly aware of increases in fuel prices.  No one should be surprised that the railroads want to charge more in negotiating this contract.  Our position on these kinds of increases, like other permanent cost increases driven by market conditions, is that they need to be considered in our pricing to customers.

As for the airfreight comment, we’ve noted before that airfreight is so limited relative to overall ocean capacity that any airfreight market share gains relative to ocean freight would be the veritable airfreight gnat on the proverbial ocean freight elephant’s bum!  The kind of freight that typically moves by ocean is economically suited to move by air on purely a cost of transportation/value relationship.  In summary, it would be our opinion that there just isn’t that much airfreight lift available that the ocean freight market in general would be threatened.  Also, it is our belief that there isn’t a lot of ocean freight that makes economic sense to move by air as a long-term strategy…to supplement short-term time-definite needs, possibly, but not as a permanent long-term strategy.

3.     Can you provide an update on January volume and revenue trends for air and ocean freight?

January airfreight tonnage was up a little over 8% while airfreight net revenue was up about 15%.  Ocean freight container count was only up about 3%, while ocean freight net revenues were up about 2%.  Overall net revenues for January 2007 were up 14% versus January 2006.

4.     Can you discuss the impact of lower average y-o-y fuel costs in 4Q after several years of fuel costs rising y-o-y?  That is, we would expect a down y-o-y fuel comparison to reduce both gross and net revenue, making airfreight yields particularly somewhat inflated and gross revenue somewhat deflated. Are those correct assumptions and are there other impacts to your financials from the y-o-y inflection in fuel costs?

Fuel costs, to the extent that they are passed through, might impact yields, but they don’t necessarily affect our overall profitability.  Also, your question assumes that there is a year-over-year linear relationship on fuel costs.  Fuel costs—surcharges we suspect you really mean, lay on top of whatever the market does to the rates being pushed around by market forces.  As such, while fuel surcharges going up and down will certainly impact gross revenues, they should have little or no impact on net revenues.  Finally, market forces are always the predominant thing that impacts what occurs in pricing.

5.     There has been a lot of consolidation the past two years in the international freight forwarding space. Are you still seeing benefits from those integrations or are most of those benefits at this time behind you?

That there were benefits from industry integration is a fact.  How much of a factor and how far along we are in recognizing those benefits is harder to define or quantify, particularly on the growth scale we saw in 2006.

6.     At what quarterly run rate should we model your minority interest rate payments?  Excluding the $5M credit for the sale of a business in 3Q, you averaged about $1.5 million per quarter of minority interest during 2006.  Is this a good run rate to use?

Wow, we had to go back and review our 2006 3rd quarter press release and 10-Q all over again. I guess the thing that strikes us about this question is how you ever took what we wrote and interpreted that we sold a business when in fact, what we did, and what we thought we explained, about three times, was just the opposite.  We increased our ownership.

With respect to how you model minority interest payments, this is like asking the question, “How much does a hen weigh?” It obviously depends on the hen and minority interest depends on how profitable the entity is that we consolidate, but where we actually own less than 100%.   Based on some of the questions we’ve received, we’re a little concerned that there might not be a sound understanding about what exactly minority interest is.  It might help if we were to provide a very simple working definition.

In those instances where we have an entity that we control, but where we own less than 100% of the business, Generally Accepted Accounting Principles require us to “consolidate” this entity, meaning we record the revenues and expenses and assets and liabilities and equity, at first pass, as if we owned it 100%.  This gives a more accurate reflection of the fact that we control the entity and paints a more accurate picture of what our consolidated activity really is.  So we add up all the numbers on the statement of earnings, just like we owned 100% and once we’ve calculated how much money we’ve made, we basically make a one-line entry to reduce our share of the profit by that amount that represents the share that is owned by our partner(s).  We do the same thing on the balance sheet, where we record all the assets and liabilities, and our share of the retained earnings that are included in retained earnings.  Having done that, our partner(s) share of the net equity appears in one line item above OUR shareholders equity.  A simple statement of what can be a kind of complex subject—that gets a little more complex when you throw in the accounting for yearly gains and losses and dividends, etc.

So, the more money we make in one of these entities where we are not 100% owners, the larger will be the minority interest amount…therefore, having a lot of minority interest is not necessarily a bad thing—even though it has the same effect as an expense.  From our perspective, we manage these controlled entities just like any other Expeditors entity where we own 100%—and that means we look to be profitable and provide “best in class” customer service.  The same cultural elements that reinforce these objectives are present in all Expeditors entities, whether owned 100% or owned in partnership with a minority owner.  Therefore, they are trying to run as profitable an operation as possible—minority interest be darned.   At some level, it’s kind of like taxes—you really can’t feel sorry for someone who has to pay a lot of taxes---because that means that they’ve obviously made a lot of money.  Yes, you can commiserate and grouse about how much tax you have to pay, or you can be grateful for the opportunity to have earned all that money.  We realize this all sounds terribly philosophical, but it really is the way we look at minority interest.   We should point out however, that we have very few places where minority interests are present and typically they exist because of some governmental strictures or because we acquired an agent and agreed, typically for a fixed period of time, to allow minority ownership to the owners…provided that they are active in the business somehow.  Given our druthers, we’d always rather own 100% at a minimum it would prevent us from having to answer questions like this one.

However, if you understand that concept, then you’ll understand that it is a mistake to assume you can forecast these amounts with some kind of a flat fee assumption.  Since we don’t bother trying to forecast our earnings, we’re not going to be a lot of help here in assisting you to forecast the minority interest earnings…other than to suggest that the metric you may want to think about is a percentage of net earnings…and since we reported on the re-alignment of several of our investments during the 3rd quarter, probably the 4th quarter is as good a place as any to build an assumption from.  But, at the end of the day, when you’re trying to forecast numbers, one man’s guess is as good as another’s.

7.     Can you provide a year-end 2006 full time equivalent head count?  What do you expect for headcount during 2007 and what is the anticipated impact on Salaries and Related costs?

	31-Dec-06	31-Dec-05	Diff.	% Diff
North America	4,084	3,709	375	10.1%
Asia	3,054	2,710	344	12.7%
Europe and Africa	1,840	1,738	102	5.9%
Middle East	894	918	(24)	(2.6)%
South America	579	506	73	14.4%
Australasia	220	200	20	10.0%
Information Systems	542	488	54	11.1%
Corporate	325	297	28	9.5%
	11,538	10,566	972	9.2%

The latter two parts of this question sound like a forecast, which we don’t do.

8.     You ended 2006 with over half a billion of cash and no debt on the balance sheet. Can investors look forward to increased share repurchase and/or dividend payments during 2007 from 2006?

We have historically increased dividends commensurate with increases in earnings.  We see no reason why that will change in 2007.

During the past year we have been aggressively following a strategy of buying back shares to keep share-count relatively stable.  We also see no reason why this will change.

9.     Total Net Other Income has averaged around $5M over the past three quarters.  Is that a good run rate to use during 2007?

Other income for us is primarily interest income.  The two factors that drive interest income are the amount of invested cash and the interest rate.  As long as neither of those factors change much from the prior year, one would expect that 2007 would be somewhat similar.

10.  What tax rate should we assume for 2007-08?

We wish we could tell you, then we’d know ourselves. We would refer you to our response to Questions #2 and #11 in our 8-K response dated 20 November 2006 and our response to Question # 5 in our 8-K response dated May 23, 2006.  We’d also suggest that the year-to-date 2006 rate is a pretty good annual rate.  As the prior responses will inform you, the old days of being able to estimate a fixed tax rate for the period with the confidence that you’ll come pretty close by the end of the year are over and we pretty much have to look for “ranges of relevance”—39-40%...or so.  We would also refer you to the response to Question #43 of this 8-K.

11.  Can you provide some capex guidance for 2007?

In our recently filed 10-K we said $106 million.

12.  A recent edition of Logistics Quarterly ranked Expeditors highly in its list of “Top 30 North American 3PLs”, as one would expect.  Of the top ten, Expeditors was one of the few companies whose information systems were ranked as “Good” rather than “Very good” or “Excellent”.  Is there any need for Expeditors to embark upon a significant upgrade of information systems?  If so, would this effort have a material impact on operations or capital expenditures?

We haven’t seen the article you reference, nor is it our habit to make comments or rebuttals for what people write in trade magazines.  Our systems are on display every day in the toughest court of opinion there is—the marketplace.  Having brought in nearly $725 million worth of new business last year, we would have to say at some level, the court of customer opinion has cast a pretty definitive vote---for this year.

Anyone in this business who is serious, is constantly upgrading and improving their information systems.  To do otherwise would be folly and result in eventual extinction.  We have always been focused on continuous system enhancement, and those investments we have made and will continue to make incrementally…when they are still small.  But a series of small steady meaningful  steps in the right direction, keeps you moving along on the path  you need  to be traveling. Hence, through small managed consistent enhancements, we’ve built a pretty powerful platform.

13.  The magazine’s commentary on Expeditors also mentioned “some recent personnel defections” whose “impact needs to be watched”.  Is there an increase in employee turnover that should concern shareholders?  Might there be any need to change compensation practices that would lower profit margins?

We’re not aware of any “defections”, certainly not in the managerial ranks.  There have been some retirements.  No one who retired, however, did so because they thought that they weren’t being paid well enough…quite the opposite in fact.  Basically they had earned enough money that when they reviewed what they wanted to do with the rest of their lives, they realized that there were other things that they wanted to do in life.  They also felt that there were other people who they had hired and trained, who were ready and prepared to carry the torch and deserved a chance to do so. So in that sense, we do not believe that any of the retirements are cause for shareholder alarm.  They’ve been well transitioned and while there is always growth for the new people taking over, by and large those people have been well prepared to step up to a new set of challenges.

14.  What was the air freight tonnage and ocean container count growth for November, December, and for the overall fourth quarter?  Also, what were these same statistics for January?

We’ve included the January statistics in our response to Question #3 above.   Airfreight tonnage increased 13% and 9% for the months of November and December 2006 versus the same months in 2005.

Ocean freight container count increased 26% in November and 19% in December 2006 versus the same months in 2005.

For the 4th quarter 2006, airfreight tonnage was up approximately 10% and ocean container counts were up approximately 22%.

15.  Would you please explain why your YOY net revenue margin was lower in the customs brokerage and other segment?

Given that “Customs Brokerage” is a fee-based product, the “Other Services” are the only products where a “margin” is applicable.  “Other Services” includes distribution, import delivery (where we’ve served as the broker) and domestic consolidation services/road freight.  These products are much less, individually and/or in the aggregate, than “customs brokerage”.  Since they have “margins”, they were not marginally as profitable this year as they were last year.  That all having been said, we would note that the amount of the decrease of 179 basis points (58.86% to 57.07%), is really pretty inconsequential and not within the scope of concern that we would have for this area.

16.  Would you please provide a little more color on freight volume trends and the pricing environment for both air and ocean freight during the fourth quarter?   Specifically, why did Expeditors have an increase in YOY airfreight yields in the second and third quarter, but not in the fourth?

We’ve addressed the volumes in two previous questions.   With respect to why we had increases in the 2nd and 3rd quarters and not in the 4th quarter of 2006, there is nothing axiomatically that says that market dynamics will remain the same across quarters.  Historically, year-over-year airfreight yields decrease during the 4th quarter.  The fact that they increased in 2005, was actually unusual.  Typically airfreight volumes peak during the 4th quarter, which gives carriers more lee-way to raise rates, and usually a little faster than rates can be passed on to customers given the length of the season.

17.  Many shippers commented that they did not really experience a peak season in 2006.  How did the peak season play out from Expeditor’s perspective?

We thought we moved a lot of freight in the 4th quarter of 2005.  We moved even more during the 4th quarter of 2006, as the tonnage and container statistics we’ve shared have shown, so in that sense, it was very, very busy.  It was very manageable, though not “easy peasy” as the English are want to say, but certainly manageable.  However, it is entirely possible that we were atypical in our experience and we can’t really talk for our competitors.

18.  How would you characterize the relationship between demand and supply currently for both air and ocean freight heading into the seasonally slow period?

Both the ocean and air markets are in a kind of comfortable equilibrium at the current time.  The 1st quarter of any year, however, is probably the most difficult time to take a read on demand and supply status.

19.  Would you please explain why labor productivity gains (measured in terms of salaries and related costs as a percentage of net revenue) in the fourth quarter were weaker than in previous periods?

Productivity is a function of how much you can do with the resources that you have.  We could have done more with the resources that we had available in the 4th quarter of 2006.  If one looks at the numbers sequentially, you will note that Salaries and Related Costs were up $407 from the 3rd quarter of 2006—basically two tenths of 1% of total salaries, while net revenue was down about $5.5 million.  Basically we were prepared, and could have handled more net revenue than that we did.  The difference sequentially is insignificant.

If we compare year over year efficiency, you’ll note that we were only higher by 29 basis points during the 4th quarter of 2006 compared with the same period of 2005.   That would equate to about $960,000 more expense relatively, in the 2006 quarter than was incurred in the same quarter of 2005.

This is hardly considered to be a sufficient issue given increases in the FAS 123R (stock option) expense for directors’ grants, (approximately $900,000) included in the 4th quarter of 2006 compared with $-0- included in the 4th quarter of 2005.  This difference results from a change in the vesting provision of Directors’ grants awarded in 2006.  The 2006 grants vest ratably over 12 months.  The 2005 grants vest immediately upon award—in the 2nd quarter of 2005.

Given that 29 basis points on a year over year basis is not something we would consider significant in and of itself,  accounting for the difference in how the FAS 123R  amounts related to Directors’ stock option grants were treated between the 2006 and 2005 4th quarter, moves this from  the “not significant” to the “it’s totally insignificant” category.  The same can also be said for the sequential difference between the 2006 3rd quarter and the 2006 4th quarter.

20.  Please provide some color on fourth quarter net revenue growth and operating profit margin dynamics on each of your three key regions (Far East, U.S., and Europe)?

Europe did extremely well during the 4th quarter of 2006 relative to the same quarter in 2005.…and it was great to see that much net revenue growth (26%) fall through to the operating income line (42% increase).  The primary contributors coming from good expense control and increased freight volumes as a result of aggressive sales initiatives.

The United States likewise was very strong, and saw significant year-over-year gains. Net revenue was up 12% and operating income up 71%.  At the operating level, the United States experienced great cost control leveraged across solid freight volume increases.

We have already addressed Asia’s performance in the response to a previous question.

21.  Why was minority interest substantially lower in the fourth quarter 2006 compared to the fourth quarter 2005?

We increased our ownership percentage in a less than 100%-owned subsidiary, which reduced the amount of minority interests that had to be eliminated.  We also increased the royalty fee we charged one of the ventures we are involved in, which had the impact of reducing the amount of profit in that entity, which therefore created less minority interest to be eliminated.

22.  Congratulations to Glenn on his pending retirement.  What are the company’s plans to replace Glenn in terms of candidates and timing?  Will there be any change to the COO’s role?  What attributes did Glenn bring to the company that will be difficult to replace?

At this time there are no firm plans to change the COO’s role within the company. The COO’s job will be filled internally.

As most people know, Glenn was one of our original founders.  He is very steady, very analytical when approaching a problem and is basically unflappable. Those characteristics will be missed.   We’re confident, however, that whomever fills Glenn’s shoes will bring their own set of characteristics to that job that will enable them to carry on and provide a positive influence to the company.

23.  Please provide the volume growth for both air and ocean for the months of November, December, January, and February (if available), as well as for the fourth quarter.  Additionally, could you comment on whether the seasonal trend in November and December has been consistent with what you have seen in recent years?

February numbers are still not available.  We’ve addressed the November, December, January and the 4th quarter numbers in responding to other questions.  The only thing to really comment on here is whether the trend is consistent what we’ve seen in recent years.  Basically that would have to be more yes than no, 2005 having been somewhat of an anomaly.

24.  Please discuss the factors that contributed to the decline on a year-over-year basis in operating income for the Far East Region.  How significant was the impact of the true-up of overhead allocations?

We’ve answered the first part of this question in a previous response.  As for the significance of the true-up of overhead allocations—that didn’t really contribute much to the difference in the year-over-year numbers—as we noted.

25.  Were there any one-time in nature items included in the region’s operating income?

No, nothing “one-time” in the classic accounting definition of “one time”.

26.  Similar to the previous question, please comment on the factors that drove the significant improvement on a year-over-year basis in operating income for the United States region.  How significant of an impact was the true-up of overhead allocations?

The United States benefited from a continued focus on productivity and the fruits of a mature and well-developed sales program…particularly the district sales program which focuses on the smaller, emerging businesses with a lot of international shipping needs.  Again, just as we noted in our response concerning Asia, overhead allocations were not a contributing factor in evaluating year-over-year performance.

27.  Your other cost line item dropped 15% on a year-over-year basis and was at the lowest point as a percent of net revenue in company history.  Could you please explain the factors that drove this solid improvement in cost controls?

This is really a function of cost containment objectives and spreading fixed and fixed-variable costs over higher volume levels.  Our system of compensation—modest base salaries and non-equity incentive compensation tied to operating income results really motivate our managers to keep discretionary, non-essential expenses to a minimum.  Since they participate by throwing in 20¢ of their own money for every $1 that gets spent in the branch, they have a very tangible incentive to spend money wisely.

28.  Please comment on the ocean shipping pricing environment and the level of success ocean liners are having implementing rate increases.  Did business mix have a meaningful year-over-year impact on your ocean yield comparisons?

Ocean pricing fell early in 2006 and remained stable throughout the remainder of the year.  However, with respect to United States inbound and onforwarded cargo, everyone expects, due to the rail contract renegotiations, that prices will rise.  We don’t think that business mix had a meaningful year-over-year impact on our ocean yield comparisons.

29.  Please discuss the factors for the decline in airfreight yields in the fourth quarter.  Would you characterize yields as stable excluding pass-through fuel surcharges?  Did business mix have a meaningful year over year impact on your airfreight yield comparisons?

As we’ve noted, airfeight yields only decreased 28 basis points.  We’re tempted to say “because they went down”, not because we didn’t notice, but because having decreased only 28 basis points, we don’t really care.  That explanation is probably as meaningful as any other would be accurate.  We don’t believe that business mix was a contributing factor in margin differences.

With respect to stable yields, we’d point out that you’re asking for an explanation on a year-over-year airfreight yield fluctuation of 28 basis points. That clearly defines some amount over your perceived level of tolerance.  By that measure, yields would never be “stable”.  We actually think that a 28 basis point decrease indicates a rather stable yield…so we find ourselves at somewhat of a disadvantage commenting on what you think is “stable”.

30.  Please provide your capex expectations for 2007.  How much relates to planned real estate and development activities?

As we noted, we expect to spend about $106 million, with about $63 million of that related to anticipated real estate additions, primarily in Hong Kong and Shanghai.

31.  Can you provide some commentary regarding the pricing and volume environment for Airfreight during this quarter? Also, how has the environment for Airfreight performed relative to your answer regarding Airfreight in question number 3 of your public disclosure release dated November 20th, 2006 (for inquiries received through November 9, 2006)?

Sure, there wasn’t a “rush” of business during the last part of December, but there was just enough that the carriers were able to put rates up and we weren’t able to react quickly enough to pass them through before the year ended.

32.  During the past several quarters, EXPD has been a bit more aggressive than it has historically been on its share repurchase execution. What is driving this larger than normal share repurchase and should we expect management to continue to execute share buybacks on an on-going basis?

Over the past year or so, we have been following a policy of keeping our share-count relatively flat.   Other than that, we’re not aware of doing anything different from what we’ve always done.

33.  Do you expect the recent change in Section 404 Section 404 of Sarbanes-Oxley have any material positive impact to expenses during 2007?

These “changes” haven’t been finalized. We think it’s too early to project the impact of the recent Public Companies Accounting Oversight Board (PCAOB) proposals to amend its Standard No. 2.  While it does modify some of the documentation requirements and the type of work being done, the real proof will manifest itself when the PCAOB starts reviewing auditors’ workpapers supporting their opinions on internal controls.

34.  How often does a large ocean shipping customers dealing directly with the ocean carriers (i.e., not using a freight forwarder) switch to a freight forwarder to provide the transportation service?  Is this more of an exception or a trend?  Do you attribute any material amount of your ocean forwarding volume growth in recent years to this type of action?  When shippers do make the switch, are they doing so in a broader fashion across their shipping needs or is it more selective to certain lanes?

We’d have to say that we’re not aware of any metric that tracks the trend of ocean shippers having their own contracts switching to a forwarder.  Lower and middle-sized shippers would seem to be more attracted to value-added services that a forwarder would have to offer, such as origin and destination services, sometimes more credit flexibility than a carrier might offer, as well as more visibility and supply-chain management tools.

35.  The ocean containership carriers are making public comments that they intend to increase rates materially during 2007 after watching rates slip meaningfully during 2006. Yet we see continued large containership capacity additions into the market scheduled for 2007-2010 on top of the mid-double digit TEU growth during 2005-06. What is your sense for the direction of pricing and yields for ocean freight during 2007?

The direction for pricing and yields is dependent on how and when the carriers bring on the new capacity.  The carriers have executed very well in recent years when staging their introductions of new capacity into the markets.   When they’ve announced that they are raising rates, typically they’ve done it, and the rates have pretty much stuck.  Also, there is the entire issue of higher rail costs for “land-bridge” services offered by the steamship lines to move freight from the port directly to inland locations as part of their quoted service that needs to be factored into consideration.

36.  My name is xxxxxx xxxxxxx. I am an individual investor. I own a few shares of EXPD. I wish to use your transfer agent, ComputerShare, to initiate a monthly automatic debit from my checking account to purchase additional shares (I have heard this termed either OCP or DSPP). ComputerShare’s web site claims EXPD does not have this sort of plan. I thought you did. Could you please let me know if you do/don’t? If you don’t, do you think you might add this sometime soon?

We don’t have a plan that allows shareholders to purchase shares through the transfer agent.  This would require us to issue new shares.  We don’t need the cash, accordingly, we’ll forgo the dilution in this case, thank you very much.

37.  In the ocean business segment, is all the revenue and volume related solely to container shipping, or is there any break-bulk or energy tanker (oil, LNG) revenue associated with the ocean segment?

The majority of our ocean freight revenue comes from moving containers—as an NVOCC/OTI, which means that we sell freight to customers on our house bill of lading, and buy space from asset-based carriers, based on their master bills of lading at a rate that is separate from the rates we offer to customers. The difference between the buy and sell rates is our ocean freight margin business and it is by far the largest part of our ocean freight revenue business (in excess of 80% of gross ocean freight revenues).  We also do straight ocean forwarding, where we are not issuing our own house bill of lading, we’re merely charging a fee for handling the documentation and making the arrangements for one of our customers.  We also have our order management business.  This business is also a fee-based business whereby we manage the order pickup, container loading, delivering to pier and any other sundry matters required to fulfill orders and get them to pier in far-flung locations throughout the world.  We don’t have energy tanker business of any kind in our revenues.

38.  How do you currently see demand and capacity shaping up within the air cargo business segment?

The word “equilibrium” has been thrown around a lot of late. We saw some slight diminishment of margins during the 4th quarter of 2006.  A lot of freight moved out there-particularly when you realize that we moved 9% more air tonnage in the 2006 4th quarter than last year (and last year was a huge peak season). This year, was plenty busy, but wasn’t one of those manic times when you worried that you weren’t going to be able to get it all moved.

39.  Can you talk about which countries you see the most potential growth in from a global trade perspective?

Obviously you have to look at China.  Many suppliers are now talking about “China plus one”, meaning that they will look to source in China and one other country.  India is making a strong, concerted effort to be everyone else’s “plus one”.  That having been said, there are other countries that are desirable as well, depending on what you are trying to produce.  Vietnam, Cambodia and Thailand, to name a few.  We think that there is a lot of potential for Latin American countries, particularly countries like Costa Rica, who wisely invested in infrastructure and education during the last 20 years.

40.  When your company needs truck capacity in the US, do you typically go find the capacity yourself, or work through other specialized truck brokers such as Landstar and C.H. Robinson? What percentage of your capacity is directly sourced versus through other brokers? Is this true for non US markets too? If you do access capacity through other brokers, why have you not grown your ability to access capacity in a manner so that you can eliminate and need for another broker and the expenses associated with “double dipping”. Is there something about trucking capacity that makes it unique or different vs. air and sea and makes it better to have specialization?

We’re not the best source of commenting on what Landstar and C.H. Robinson do.  We do know what we do, and more importantly, why we do it.  Our intention is and always has been to develop our vendor relationships with truck carriers in the same way that we develop our relationships with ocean and air carriers in the other segments of our business. We handle time-definite business in FTL trucks that we control.  We have never attempted to build a truck brokerage model.  If we do use “brokered” service, and it would be rare indeed, it’s only a means to an end.  Ideally all of our business is “direct” source. Accessing through a broker doesn’t help us with our ultimate goal of developing a solid, regularly-scheduled FTL-based network.  Domestic trucking seems to be a little more homogenous than does international air or ocean freight.  There are still ways that we can differentiate this business from that of our competitors and we continue to do that through tying in our domestic service offerings with our system capabilities.

41.  With the end of the quarter/year, how did December compare to the rest of the quarter and to last year’s results?

December was strong on a year-over-year basis.  Airfreight tonnage was up 9% and ocean container traffic was up 23%.  In comparing to prior year’s results, we’re a little surprised that analyst estimates appeared to have neglected the fact that in the 4th quarter of 2005, we had a one-time tax benefit of approximately $21,800,000 related to the Jobs Act.  The 3rd and 4th quarters in recent history around here, except for last year [for the reasons of the Jobs Act tax benefit], have always been pretty comparable.  We’ve flip flopped a penny here and there between which was larger.  We’re surprised having reported $.29 in the 2006 3rd quarter that the analyst community was publishing consensus figures of $.31 for the 2006 4th quarter with someone out there in the ozone with an estimate of $.32.  In our book, just for future reference, anyone who expected $.32 a share should pull their 2005 4th quarter earnings release out of their desk drawer and take a long hard look at what was there, particularly the tax benefit piece.  They should then consider, given what we did in the 2006 3rd quarter, in light of historical performance, what actually should have been a realistic 4th quarter 2006 estimate.  If they still think that something like $.32, or anything that starts with a 3 for that matter was realistic, then we suggest that they missed their true calling in life and that they should consider applying for a weapons inspector job.  They clearly have untapped talents for looking for things that just aren’t there.

42.  A question about options and no - I have nothing against rewarding employees.  On the contrary. But, can you please explain to me why it makes better sense for your shareholders that Expeditors issues employees options on new shares rather than buys the same amount of options on existing shares in the market and awards those to your employees? Assuming that your business and share price continue to develop positively over time, buying options on existing shares would seem to me to be much less expensive than issuing new shares and buying them back at a later point to avoid dilution?

(As of this writing, your stock price is 44 dollars and January 2009 calls with a strike price of 45 dollars. A gain of 25% in 27 months seems to be on the low side of what your business should be able to grow on average) [NB: this question was originally submitted in the first part of November 2006.As of this writing, the stock price is $43.75 and January 2009 calls—still the longest calls available—24 months-would trade for an interpolated value-based on quotes of $40 and $45, of $9.15)

We actually thought about this question for a quite a while before deciding that addressing it might actually serve some useful purpose.  We’ll leave it to the readers to determine what useful purpose they think might have been addressed, but we think the premise of this question provides a convenient platform to discuss the world of stock options and stock option accounting, as currently defined by the FASB.

Let’s begin with an observation.  We don’t seem to be able to find anyone else who is doing this.  That in and of itself might be a good reason not to consider it.  On the other hand, not doing something because no one else was doing it has never really stopped us from doing something good for the Company and made sense.  While we’re not contrarian, following the crowd doesn’t always provide safety or a desirable location.  Some would say quite the opposite.  That having been said, we’ll try to provide a more concrete reason why we don’t see buying options on the open market and gifting them to employees as a viable program.

We also have to ignore the fact that when we broached the subject of your e-mail with our securities counsel, we were informed that there were various and sundry issues concerning securities law and taxation that would be involved in our adopting this kind of a program and that it wasn’t exactly clear whether or not legally we could actually do this.  As we hope you will see from the remainder of our response, there are enough business reasons not to do this, that the thought of any potential legal entanglements pretty much puts the last nail in the coffin of this idea.

We can think of several reasons why we would not want to purchase publicly-traded options on the open market and present them to employees.   Your inference is that it would be less expensive for the shareholders if we purchased options on the open market with a strike price close to what the stock traded on the day of grant.  There are a lot of reasons that this doesn’t make sense to us, but let’s just focus on the economics and mechanics of your proposal in the context of what we think equity compensation is ideally intended to do for the shareholders and for employees in the process.

When we went out on the internet after receiving your question, the longest options available at that time were still the January 2009 options you reference in your question.  January 2009 options with a strike price of $45.00, were quoted at $9.15 on that day.  Now, lets pretend that those potential legal issues with our buying options and making grants to our employees don’t exist.  This shouldn’t be surprising, since the ability to pretend is a mandatory requirement for any economist engaging in economic analysis.  Mechanically we think it looks something like this.  These options expire in July 2009.  The way we count, that was 26 months from when this question was submitted.  A grant for 1,000 shares would cost $9,150 and would be amortized over 26 months at a monthy amortization rate of $352.00 per month.  Of course, since these publicly-traded options can be exercised at any time, there is the possibility that when the options are exercised and the employees receive their proceeds, at anytime during those 26 months, the remaining unamortized costs will be expensed “all in one go”.  So now, not only would we have a tax accrual for which it is difficult to anticipate the tax rate, we have our largest expense caption on our P&L that will be completely “trend less”.  Also, one would have to pay cash for those options.  There is some cost for the cash out.  You should also consider the lost investment income, which at 5% is another $990 over the life of the 1,000 share option.

And all that gets you is 26 months of retention—at the most.  Let’s also remember that since the Company actually paid out cash for these options and then turned around and gave them to the employee, the Internal Revenue Service is probably going to be standing around somewhere wanting the recipient of this largesse to pay some tax.  Granted, we may get a tax deduction, and while that would make the cost cheaper to the shareholders, the employees would end up having to pay for the shareholders to get that tax deduction.  People generally love having to pay taxes on income earned where no cash is received and in fact, since it is an option, may never be received.  That to us sounds like a very positive, very pro-shareholder way of incentivizing employees to think as shareholders and put the best needs of the company first.  Not!

At Expeditors, our options vest over five years. Fifty percent vest after year three and twenty-five percent vest in each of the last two years.  Doing a quick and dirty Black-Scholes calculation, Expeditors’ options issued at the close of business today would be valued at approximately $22.50 per share.  That means that our monthly expense from stock options would be about $375.  There is no cash that is paid out, there is no income to the employees unless the options are exercised “in the money” and the shareholders get five years of retention from the deal.  That is nearly two and a half times the retention period offered by providing a publicly-traded option contract to someone complete with a whopping tax liability.  We think a broad-based plan, such as ours, has proven to be a much more effective way to bring value to shareholders by providing long-term, motivational incentives to employees.  Yes, this cost is more in the aggregate, but we think what you get for this cost is much more beneficial than just a different, novel way of giving people access to the company stock.  Let us explain.

An important part of equity compensation at Expeditors has always been the associated retention features.  Now it is easy for some who are upset about the potential dilution to get so focused on the compensation component that they discount the retention features.  Having a broad-based equity compensation program that vests over five years gives employees a motivation to work to increase the value of the business.  This keeps good people around, providing great customer service that keeps new customers coming in the door and persuades existing customers to give us more opportunities to serve them.  This increases the business and, given our monthly incentive compensation system, increases profitability, which in turn creates a larger, more valuable company.  Yes, the shareholders own less of a more valuable pie, as some of that increased value is shared with the employees that made it happen.  The point being, the shareholders portion of the pie has to be more valuable or the employees get nothing.  We see that clearly as a wealth transfer among shareholders (as the employees’ stake in options is clearly that of shareholder and not employee—nothing says that the shares are guaranteed to go up after all).

Beginning this year, the FASB has created a situation where we are required to account for this transfer among shareholders as an expense through our corporate statement of earnings.  That the FASB was influenced by investors obsessed with dilution who focused so much on what they might possibly give up, that  they fail to focus on the value that they might gain, is just an aside.  The assumption of these investors, and now the FASB, is that employees can only be employees and can never be shareholders unless they buy the stock themselves and that anything the employees receive from the shareholders must be compensation that can only be measured in the income statement.  That battle has been fought and won (or lost, depending on your perspective) and there isn’t a lot of reason to rehash this.  However, one must point out that perhaps more insidious than the outcome of the  battle itself,  is the subtle “clean-up” operation that is going on to somehow foist upon the investing public the notion that “stock compensation expense” is no different from “cash compensation expense” in how one derives profits, and by inference in how one ought to value companies.  We realize that this is strong language, but one has only to look as far as the prohibition against showing “Stock Compensation Expense” as a separate line item on the face of the statement of earnings to reinforce the argument.  It seems that we wouldn’t want users of the financial statements to be able to conveniently draw their own conclusions as to how they want to treat this “expense” in determining company valuation.  No, “the powers that be” have determined that this “expense” must be included in the same line item used for cash compensation expense.  Now a user of financial statements can readily enough divine what this number is.  And it’s a number that everyone is interested in.  We know, because we get asked about it—a lot.  The point is that the intention is to have this allowance for potential dilution be viewed no differently than any other cost—hence controlled and minimized and eventually, like all “discretionary” expenses, chucked on the bonfire of operating efficiency.  It is this treatment, however, that gives rise to questions like yours.  The focus has become all too much about compensation.  The merits of equity compensation programs, when properly used, have been discounted and discarded.  Fostering long-term loyalty and increasing the retention of proven employees by aligning employee and shareholder interests, particularly in light of the absence of pension plans in most businesses now days,  creates a situation where shareholders, both non-employees and employees, all benefit as company value grows.  Yes, there have been some abuses, but hopefully all these guys are going to go to jail.  We can’t resist the aside here to note that the main perpetrators of the Enron and World.Com frauds were sentenced to long prison terms on Pre-Sarbanes Oxley statues, while the first notable figure prosecuted under the “draconian” sentencing required by SOX walked free!—but that’s a discussion for another time.

In conclusion, we would point out that potential value is not easily quantified, but then again, value is a very difficult thing to measure in the abstract.  It typically is only appreciated when you’ve got it…or…when you’ve done something to lose it.  Our engaging in schemes as the one you propose, purely with the intent to reduce stock option compensation expense, would basically be admitting that there is no difference between cash compensation and equity incentive compensation.  We think that there is, and judging from the questions we get about it, a lot of investors and shareholders think there is as well.  At the end of the day, we think that those are the constituents that actually matter most.  And ultimately, we would be very fearful of changing anything that we believe has been as successful for our shareholders and for our employees as have our broad-based employee incentive stock compensation programs.

43.  Can you provide some guidance for EXPD’s on-going effective tax rate during 4Q and 2007?

We think we’ve addressed this issue as thoroughly as circumstances allow.  We can only suggest that you look at the year-to-date tax expense at the end of the 3rd quarter 2006, subtract the $2.3 million “true-up” adjustment and divide by pre-tax income.  When we do that, we get about 40%, which sounds reasonable…with all the caveats that we have previously noted about the unpredictability of what the infamous disqualifying dispositions of incentive stock options are capable of doing to this figure.

Although we doubt that it will be the final word, the “new world order” that has come about as a result of the expensing of options has thrown a permanent wrench into the ability to pick a tax rate that will not gyrate throughout the quarters.  While ideally the concept of intra-period tax rates requires that you estimate your end-of-year tax rate and use that from quarter to quarter, there must be a high degree of tea-leaf reading to be able to estimate the inestimable.

The interjection of stock option expense in the financial statements reeks havoc with the old concept of a reasonably estimated tax rate.  Given that stock option expense is not deductible for tax purposes, companies must in effect, add back the stock option expense for incentive stock option grants—which are the largest portion of grants—to book income before applying a statutory tax rate to calculate “book” tax expense.  This resulted in a higher tax rate than would have historically been recorded on the same amounts of pre-tax income.  It all seems to be reminiscent of following the clues in an attempt to find the legendary Lost Dutchman Mine in Arizona.  You go round and round and never quite know if you get there.

44.  The Xxxxxxx Xxxxx Xxxxxxx is a socially responsible mutual fund company based in Xxxxxxx, Xxxxxx with approximately $2.0 billion in assets under management. Our mandate is to provide solid rates of return to investors by applying leading-edge investment disciplines, investing in companies that manage environmental and social risks effectively, and ensuring that the companies in our portfolios are working to improve environmental and social performance.

One of our portfolio managers, Xxxxxx Xxxxxxxx Xxxxxxx, is looking to purchase Expeditors International into our Ethical Growth Fund. In order to give the go ahead to this purchase, we need to ensure that Expeditors qualifies for investment with Ethical Funds. I have searched your publicly available documents and have been unable to ascertain enough information to meet our needs. It would be greatly appreciated if you could help us with the following:

•                  Can you describe any programs/policies that are in place in regards to environmental performance at Expeditors?

We sponsor commuter programs at our corporate office, encouraging public transportation.  We continue to enhance our electronic imaging systems in order to function in as paperless an environment as possible.  Where there is paper, we recycle.

•                  Can you describe any programs/policies that are in place in regards to employee engagement at Expeditors? (I am aware of your excellent profit sharing and employee stock option plans, do you have any other employee programs, such as daycare, flexible hours, employee satisfaction surveys, other work/life balance programs?)

We do not offer day-care or flex-time options.  We are concerned about our employees’ health benefits.  In countries where government-sponsored healthcare benefits are not available to our employees, we try to provide some form of benefits to meet their needs. In the United States, for instance, we pay 100% of the medical, dental and vision insurance premiums for our employees, which we think is unusual in this day and age.

•                  Do you have a community investment program, can you describe it? How do you engage with community stakeholders?

Our offices and employees do participate in local charity events of their own interest and choosing with their own money.  For instance, in May, the Corporate Office in Seattle is participating in the “Beat the Bridge” fundraiser for juvenile diabetes.  People who are fit, will run, others of us, who might not be so fit, will pledge money to support those who are running.  We also participate annually in the United Way campaign.

In general, as a corporation, we are very careful not to commit the shareholders’ money to things that we think are best determined by the shareholders.  While that may seem conveniently parsimonious, it actually is not intended to be.  We think that charitable giving is important, but each person has his or her own preferences and/or prejudices when it comes to who gets what money.  Both the amount of money given and where it should be given are things best decided by individual shareholders.  We’ve received a certain amount of publicity for raising our dividends for over ten consecutive years.  We paid out $47 million in dividends during 2006.  Hopefully, the shareholders paid a good portion of that to charities and worthy community outreach programs of THEIR choice—not of management’s. We can assure you that management at Expeditors and the members of the Board of Directors are personally very active in a wide range of charities and not-for-profit organizations.

•                  Do you have health and safety policies/programs?

Obviously we have health and safety programs in all the areas where health and safety are a concern.  Typically these are required by law and we do our best to comply with the law.

•                  Do you have any diversity training/recruiting programs?

No, we would have to say that we really do not have any formal diversity training programs.  From a recruitment standpoint, we believe that we have the ultimate diversity recruiting program in that we don’t care what people are, what they believe in or what their personal life might entail.  We do care that they come to work, build a positive rapport with co-workers and customers, and build value in the company for their branch and for the shareholders.  If they do that and do it well, to quote our Chairman and CEO, we “don’t care if you are green and have four legs, you’ve got the job and you’ll do well at Expeditors.”

We’ve tried to be as forthright as we can be in answering these questions.  We understand that to those people who invest in socially responsible stocks, these things matter a great deal…and we take our hat off to you for investing according to your personal principles.  That having been said, if what we’ve described above is not socially responsible enough…we understand and there are no hard feelings.

45.  In reading an analysts’ recent write-up on Expeditors, mention was made of a recent visit with management.  During that visit, some potential new business was apparently discussed. Based on the numbers that the analytst included in his report, there appeared to be the potential for Expeditors to pick up nearly $300 million in ocean freight revenue.  It has always been our perception that Expeditors’ management is somewhat reluctant to discuss major business wins, and we would certainly construe this to be a major, material piece of new business.  Can you comment further on this potential business?

We certainly can and will comment.  The first comment is that there was obviously a misunderstanding between what we thought we were talking about and what the analyst understood.  Since it’s kind of an understandable misunderstanding, let us explain.

You are correct in that we are not in the habit of discussing major business wins and we do not discuss any material non-public information in meetings with analysts.  There should be no shortage of analysts out there who will affirm that management at Expeditors  is not afraid to say “if you want an answer to that question, you will have to submit  a question and we’ll answer it for everyone in an 8-K, because we are not going to answer that here in this meeting.”  What also is important to understand is that if in fact we did have material non-public information, we would not be talking about it in an analyst meeting…or in any other public forum.

During this brief analyst meeting, some new ocean freight business acquired from an existing customer was discussed in terms of numbers of containers to be handled. However, since this particular business involves services other than NVOCC freight consolidation or ocean forwarding, the actual number of containers does not directly correlate to revenue potential which, in this case, is drastically less than what appeared in the analyst’s report.

46.  In a posting on the internet to discussing Expeditors below expectation 4th Quarter results, one particular financial blogger, on kind of an obscure website, posted an article entitled “Expeditors Earnings at Odds with Economic Data.” In that same article, the blogger made the statement “If Americans are both importing and exporting record amounts of goods (and more than observers were expecting), how can Expeditors be taking share when they report less than observers were expecting?”  Can you add any insight to this statement?

We looked this up on the internet…and actually found it.  You’re right, it is out there and it was kind of obscure.

This commentary is interesting but erroneous.  It is somewhat like telling the winning team that they actually lost the game because they didn’t cover the bookies’ spread.  The fact is, the team won, albeit the “investors” (the bettors or punters in this case) relying on the spread may not have faired so well.  But in this example…as in ours…who had the problem?  The team who actually won the game?  Or the bookie who set the point spread?

The real fallacy in this argument is exposed when you arrange the premises in a logical argument.

That would be:

•     Americans are both importing and exporting in record amounts.

•     Expeditors did not handle as much import or export business as securities analysts thought they would.

•     Therefore Expeditors must not be taking market share.

Not that we spent a lot of time during our own misspent youth pouring over the philosophies of Aristotle, but it doesn’t take a Ph.D. in Logic to understand the flow behind a successful syllogistic argument and, it’s fairly obvious that this isn’t one of them.  Lets’ also not forget to mention the fact that we’re a global company.  While America (we assume the writer meant the United States) is very important, there are other parts of the world which also contribute to our market share gains.

I guess we would frame our logical argument as follows:

•     Global trade grew by approximately 10% (1) in 2006.

•     Expeditors increased revenues by 19% (2) in 2006.

•     Therefore Expeditors must be gaining market share.

Need we say more?

(1)  Management consensus based upon a survey of various economic reports.

(2)  $724,185,000 growth in gross revenue in 2006 as compared with 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

March 14, 2007	/s/ PETER J. ROSE
Peter J. Rose, Chairman and
Chief Executive Officer

March 14, 2007	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President-
Chief Financial Officer